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Virgin America Inc.

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Alaska Air Group, Inc.

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Filed by Alaska Air Group, Inc.

Pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934, as amended

Subject Company: Virgin America Inc.

Commission File No.: 001-36718

The following excerpts are from the transcript of Alaska Air Group, Inc.’s annual meeting of stockholders held on May 12, 2016. Certain portions of the transcript relate to the slide presentation that has been separately filed with the Securities and Exchange Commission.

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Kyle Levine - Alaska Air Group, Inc. - VP, Legal & General Counsel

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The second and third slides pertain to our proposed acquisition of Virgin America, Inc. Some of the materials and comments you may see today could be considered solicitations under SEC rules. If you’d like additional information about the proposed acquisition, you may see a copy of Virgin America’s preliminary proxy through their investor website or via the SEC.

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Brad Tilden - Alaska Air Group, Inc. - President & CEO

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So we’ve very excited to be growing in a couple of important ways. First, our proposed acquisition of Virgin America, and we’ll talk about that.

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Brandon Pedersen - Alaska Air Group, Inc. - EVP, Finance & CFO

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And our proposed acquisition of Virgin America should add about $1.5 billion of additional revenue based on their results in 2015 to the Air Group total.

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Brad Tilden - Alaska Air Group, Inc. - President & CEO

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I talked just a moment ago about the power of having a good plan and having people aligned around that plan. We’re going to talk now about some of the things that we’re working on in 2016 and, of course, we’re going to start with Virgin America. And so we’ll advance a slide.

And just as a reminder for folks, the big idea here is for us to be the premier airline for anybody who lives anywhere on the West Coast, and sometimes this language is a little confusing. We want to fly all over the country. Today we fly to more than 30 states, we fly to four countries, but we want to fly to all of the states in the United States, but we want to be the go-to airline for anybody that lives anywhere on the West Coast.

As you may know, today Alaska Airlines has significant market shares in Alaska, Washington, and Oregon, and what this transaction really gives us is the ability to grow that market share in the great state of California.

If we advance the slide, you’ll see one view of how the industry is structured. You see the different slices of the pie, and I think the simple point that we want to make with this slide is that we think this 12 percent slice in the upper right-hand corner is an underserved slice of the pie. This is the slice of the pie represented by people that offer premium service with low fares, and we think this is a growing segment of the market.

Many of you know that today leisure travel is 70 percent of the industry, and we just think there is a big opportunity for airlines like Alaska, Virgin America, jetBlue, Hawaiian that do have low fares but also offer a premium experience to our customers.

If you advance the slide, I’m not going to take you through all of the detail of this, but it just makes the case that Virgin America gives Alaska Air Group a great platform for growth, whether we’re talking about the network, which we’ve already covered, the partnerships — I might give you one fact on that. Our access to constrained airports or things that we can do with the loyalty program, and so forth.

Partnerships — I might just use San Francisco as an example. There are 34 airlines that fly to San Francisco internationally. One of those is a U.S. domestic airline. Thirty-three of the 34 airlines would be airlines that would be looking to airlines like Alaska Airlines to partner with. And so that’s one of the great things that this transaction brings, is the ability to partner with folks like that.

If we advance the slide, you’ll see a slide on California. What this really says is Alaska, Washington, and Oregon, states where we really have a stronghold of originating business, the population of those states is just under 12 million people. If you look at California, it’s 39 million people. So this transaction really gives us a foothold in those California markets, markets that we can grow in the next decade or two.

If we advance the slide again, you’ll see that our beginning, our — if this transaction is approved, on day one, moving forward, we would have the most significant market share of anybody on the West Coast with a market share of 22 percent. If you advance the slide one more time, you’ll see that we have significant presence in every major gateway on the West Coast — Anchorage, Seattle, Portland, San Francisco, and the Bay Area. And there’s also some stats — San Francisco and LA. There’s also some stats there for the Bay Area and the LA Basin.

And then, finally, for me, anyway, here’s another picture of our route network. The blue lines today — this is just the Alaska Airlines route network. If we click the slide one more time, you see the Virgin America network on top of the Alaska network, and that’s just a really exciting route map for us. That’s a great route map out of the gate, but it’s something that we would intend to grow with low fares and award-winning service in the 5, 10, 15 years to come.

So, with that, I’m going to turn the call over to Andrew.

Andrew Harrison - Alaska Air Group, Inc. - EVP & Chief Commercial Officer

Thanks, Brad. And Brad just shared a very impressive domestic network, but even as a domestic carrier, through our partners, we’ll have a very powerful global network.

You can see on this slide, all the international carriers under a joint Virgin America and Alaska Airlines subject to close. And so on all of these airlines, you can fly internationally and earn Alaska miles, or you can use your Alaska miles to buy seats on these aircraft. So if you’ve ever wanted to fly a 380 out of San Francisco and try out the shower on Emirates and earn our program, you can use your miles, and you can do that.

If we move forward, one of the big challenges on the domestic network front is the ability to continue to grow in a consolidated industry where airports, especially important airports, are increasingly becoming constrained.

In the Virgin America acquisition you can see here on the East Coast gives the combined carrier access to more East Coast slots. So Alaska Airlines will be able to fly into JFK, for instance, a lot more frequently from our other West Coast points than it could before. And then, of course, in San Francisco and Los Angeles, a lot of gates and a lot of access to constrained airports, especially in Los Angeles.

But, at the end of the day, the real magic here is to grow and to be able to grow, you’ve got to have low cost. And what you have here is a, sort of, a slide stack that actually shows how many cents it costs to fly a passenger one mile. So you can see there that Alaska is $0.0739. The legacy carriers are, obviously, at $0.11. The other interesting point to note here is that Alaska Airlines’ costs are actually lower than Virgin America’s costs, and we believe, as a combined entity, we will be able to continue to get economies of scale and further drive down costs. The point of doing that is to make sure that we continue to offer low fares.

Low fares, we believe, and to Brad’s point earlier about the demographics of the market and the growth, to be able to offer low fares but provide a premium product, whether it’s first class, premium class, lounges, global partners. The low fares and low costs go hand-in-hand. So that’s one thing that we believe is going to be very powerful.

And, with that, I’m going to hand the call over to Ben.

Ben Minicucci - Alaska Air Group, Inc. - COO & EVP, Operations

Thanks, Andrew, and our customers not only want low fares, but they also want an airline they can count on. At Alaska we are really proud of our operational performance. We’ve led all North American carriers in on-time performance for the last six years in a row. And we’re also extremely pleased, as you can see from the chart, that with Virgin America, we are the number one and number two leading airlines in the United States per the Wall Street Journal.

The next slide you can see that in addition to operational performance, both airlines provide award-winning customer service, and we’re really proud because just this week we learned that we earned our 9th JD Power award for highest in customer satisfaction among traditional carriers. And the whole team here, as well as the Board, would like to take the time to congratulate all our employees for this great achievement.

In terms of fleets, we’ll be operating one of the youngest fleets in the industry at 8.5 years. And this will only improve because we have 26 737 classics, which average over 20 years, and when those phase out in the next 18 months, we will have an extremely young fleet when it’s combined.

In terms of efficiency, we’ll actually have one of the most fuel-efficient fleets in the industry. In fact, 20 percent better than most legacy carriers. And even with the fuel being at really low prices, this is still a significant competitive advantage.

Now back to Andrew.

Andrew Harrison - Alaska Air Group, Inc. - EVP & Chief Commercial Officer

Thanks, Ben, and just to continue the theme of the fleet, as you’re all aware, with the Embraer 175, this is a very, very efficient fleet. This is an aircraft that allows us to fly routes that we say are long and thin. So markets that the 737 are too large to fly, or the Q400 is unable to make the distance.

The real point here is, number one, it opens up a whole new lot of revenue opportunity for us as well as to grow our hubs. And it also provides good customer comfort, as you can see from the slide there on the right.

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And we continue to believe that as we move forward, and even with a combined carrier with access to new airports and new areas to grow, this [loyalty] program will only continue to grow.

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Tammy Young - Alaska Air Group, Inc. - Vice President, Human Resources

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On the right-hand side of this slide, you’ll see photos of Alaska employees and a photo of some Virgin America employees. One of the things that we’ve learned in the last several months is there are a lot of similarities between the culture at Alaska and the culture at Virgin America.

Right here you see through the lens of external recognition some of the similarities we have. And as we move into integration, those similarities will help us capture some significant synergies, which will benefit customers, employees, communities, and shareholders.

And to talk more about the synergies, I’ll turn it back to Brandon.

Brandon Pedersen - Alaska Air Group, Inc. - EVP, Finance & CFO

Yes, thanks, Tammy. The proposed combination with Virgin America is strategically important for us. It’s going to be great for employees because they have more future opportunity, and it should be great for our customers, as well, because we can spread our high-value, low-fare product across a larger network. But it’s also going to be good for our shareholders because we’ll create real, identifiable financial value, which we think will be $225 million per year when fully implemented at our full run rate.

The majority, as you can see by the table, or $175 million of that synergy will come from revenue synergies, whether it’s from increasing the penetration of our Affinity Card, improved network connectivity, better connections with our partners, as Andrew talked about, or getting the right airplane in the right market. Next slide, please.

We plan to finance the acquisition with debt, and as the slide title says, even with another $2 billion of acquisition-related debt, our leverage will still be among the better half of U.S. airlines. That’s a testament to the great balance sheet that we’ve built.

And, again, comparing ourselves not only to the airlines but to other industrials, by the end of 2017, our leverage should be right back in the sweet spot of the S&P Industrials. We’re committed to what we’ve been calling re-deleveraging and think that our leverage can be in the mid-40 percent range by 2020.

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Ben Minicucci - Alaska Air Group, Inc. - COO & EVP, Operations

Thanks, Brandon. I would just like to highlight some key integration milestones. So the deal announcement was on April 4th. We’re anticipating Virgin America’s shareholder approval sometime in the second or third quarter. We’re also hopeful for regulatory approval by the third or fourth quarter of this year. And we are targeting a single operating certificate by the first quarter of 2018.

On to the next slide — I’d also like to share a quick status on our progress with the integration. First, our integration teams have been formed and launched. The Integration Management Office is in place and functioning really, really well, but I would like to highlight some key areas that we’re really keenly focused on.

One of the things — one of the pitfalls of previous integrations is not focusing on certain areas, and we don’t want to make the same mistake. So two areas we’re going to spend a lot of time focused on is, one, culture and people, and the second one is customers and brand. We’re going to spend a lot of time making sure we actually combine these two companies really, really well.

The third area will be single operating certificate and systems integration. The fourth is we want to continue running both airlines really, really well, and the fifth is creating and capturing the value of the deal as Brandon noted.

Bryan Zidar - Alaska Air Group, Inc. - Managing Director of Corporate Communications

Okay, next [shareholder] question. “How will the Boeing and Airbus fleet be integrated with the coming merger with (background noise)?”

Ben Minicucci - Alaska Air Group, Inc. - COO & EVP, Operations

This is Ben Minicucci. In the short term with the lease structures on the Airbus, we will have eight 320s and eight 321s in our fleet for the next five years. What I will tell you is we’re interested to learn about this airplane. We’ll take the time to learn about it properly and make any long-term fleet decisions in due course.

What I will say is we are extremely happy with the Boeing 737. It is just an awesome, awesome airplane. We have a terrific relationship with the Boeing Company, and we will be extremely methodical and deliberate as we make fleet decisions in the coming future.

Mark Eliasen - Alaska Air Group, Inc. - VP, Finance & Treasurer

Yes, this is Mark [Eliasen]. I’ll just add on that Boeing is a great partner to us as the way they support their product. They are really behind all of their operators, and we couldn’t be more pleased with Boeing’s support for their fleet. We’ll look forward to working with Airbus and hopefully give you a good relationship with them as well.

Bryan Zidar - Alaska Air Group, Inc. - Managing Director of Corporate Communications

Okay, another question from online. “You noted with the Virgin acquisition the Company will gain from many slots on the East Coast. Regarding slots, is it a use-it-or-lose-it policy? I’m wondering if Air Group will need to lose money to operate unprofitable routes as not to lose those valuable East Coast slots?”

Andrew Harrison - Alaska Air Group, Inc. - EVP & Chief Commercial Officer

This is Andrew. You know, the slots that we will be getting to the various cities that we’ve been trying to get into for a long time. So, at the end of the day, we believe that as a combined entity, we’re going to be able to utilize those slots better, get the right aircraft on those, bring low fares to customers.

There are a couple of slots that, you know, like at Dallas Love Field, for instance, or LaGuardia and even DCA within perimeter rules, again, we’re going to be studying and looking at these. But we believe there is opportunity here and that, going forward, we’re going to be able to do great things with these slots.

Brad Tilden - Alaska Air Group, Inc. - President & CEO

On a net basis, one of the big things we’ve realized in the last several years in this industry is that airport real estate, airport slots, are a scarce commodity, and you actually need those to have profitable network growth. And so we’re delighted about the access that we’re getting due to this business proposed transaction.

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Bryan Zidar - Alaska Air Group, Inc. - Managing Director of Corporate Communications

“Any concerns on how Delta’s growth plans in the Seattle market are affecting Alaska’s strategies?”

Andrew Harrison - Alaska Air Group, Inc. - EVP & Chief Commercial Officer

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And I’ll go even so far as to say that the competition we’ve received in the Pacific Northwest has set us up to do, and has Ben has said, an acquisition like we’re talking about to continue to grow. So we feel very good about our position today and our position tomorrow.

Bryan Zidar - Alaska Air Group, Inc. - Managing Director of Corporate Communications

Okay, we have a question about CapEx. “With the acquisition of Virgin America and orders for new Boeing and E175 aircraft, your capital expenditures are rising. How is the increase in spending going to affect your stock buyback plan and your dividend?”

Brandon Pedersen - Alaska Air Group, Inc. - EVP, Finance & CFO

Hi, this is Brandon. I’ll take that one. You’re right, CapEx is going up. We’ve made some really important investments. Of course, the biggest being Virgin America, or the planned acquisition of Virgin America, but we’ve also added the E175 to the fleet, and that’s an airplane we’re really excited to bring into the network.

So the net-net, our CapEx is going up. On the other hand, we’re continuing to generate really strong operating cash flow, and we expect to continue to generate free cash flow. We did announce that we were going to slow down the share buyback in order to fund the acquisition, but we also, even in my comments today, noted that we’re going to continue with the dividend. In fact, we want to continue to be known as a company that grows the dividend. So no change to the policy for the dividend, going forward.

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Bryan Zidar - Alaska Air Group, Inc. - Managing Director of Corporate Communications

Okay, another question about Virgin America. “If the proposed merger with Virgin is consummated, what plans do you have for blending the cultures of the two companies?” And the follow-on question to that is, “How will you preserve their interesting brand?”

Ben Minicucci - Alaska Air Group, Inc. - COO & EVP, Operations

This is Ben. That’s a great question. You know, since our whole leadership team has been down to San Francisco and meeting the fantastic people of Virgin America, and we’re really excited about what their culture is all about. And I think what we found out in the last month is there is more in common between both airlines than there is different.

For example, both airlines have a passion for customers or guests, and both airlines have a passion for their own employees. So I think we’re excited about putting our heads together, and this is what the integration team is going to figure out is what this new culture, what this new brand is going to look like, and we will be stronger when it’s done.

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Bryan Zidar - Alaska Air Group, Inc. - Managing Director of Corporate Communications

Okay, well, there was the second part of the question about the brand and I’ll turn it over to Sangita Woerner, our VP of Marketing.

Sangita Woerner - Alaska Air Group, Inc. - VP, Marketing

Hi, everybody. So what I can tell you is definitely the Alaska Airlines brand has tremendous strength and equity in the Pacific Northwest, and that will definitely stay on. But the Virgin America brand is a fantastic brand with tremendous customer touchpoints that are hugely relevant in engaging to their spacious front first-class cabin, entertainment, live TV, their safety video, which I love, their customer service, their humor.

They do a great job building their brand equity, and so now we have this unique opportunity to really look under the hood of Virgin America and look at all their customer touchpoints across their entire brand and then really make the right decisions for the customer, going forward, along the entire West Coast.

So we’re looking into it. We’re going through the due diligence now to really understand the brand deeply and then, ultimately, make the decisions that are best for our customers along the West Coast.

Bryan Zidar - Alaska Air Group, Inc. - Managing Director of Corporate Communications

Okay, thanks, Sangita. Okay, here’s our last question — “Alaska has been performing very well financially and operationally. What did you find attractive about Virgin America and how does this deal benefit your stakeholders?”

Brad Tilden - Alaska Air Group, Inc. - President & CEO

So I think I spoke to that a little bit already, but, honestly, the way we looked at this is it was a transaction that the Company was easily within our reach given the balance sheet that we had. If we look at the revenues from an investor point, the revenues would increase, and the earnings of the Company would increase. The shares outstanding don’t change, so for investors it’s a great thing.

More importantly, though, I think, as I said earlier, it just gives us fantastic new real estate. We think this industry is going to be a good place for — not only for investors but for everybody that depends on the industry, it’s going to be a good place to be. We’ve got terrific presence in the Pacific Northwest and Alaska. This gives us a chance to really grow that presence and, sort of, grow our reach into the great state of California.

So — those were the things that we looked at, and we’re excited about realizing that vision in the months and years ahead.

Additional Information About the Merger and Where to Find It

This communication may be deemed to be solicitation material in respect of the merger of Virgin America with a wholly owned subsidiary of Alaska Air Group. On April 22, 2016, Virgin America filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the merger. When completed, a definitive proxy statement will be filed with the SEC and mailed to stockholders of Virgin America and will contain important information about the proposed merger and related matters. BEFORE MAKING A VOTING DECISION, STOCKHOLDERS OF VIRGIN AMERICA ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VIRGIN AMERICA AND THE MERGER. Stockholders will be able to obtain copies of the proxy statement and other relevant materials (when they become available) and any other documents filed by Virgin America with the SEC for no charge at the SEC’s website at www.sec.gov. In addition, stockholders will be able to obtain free copies of the proxy statement from Virgin America by contacting Virgin America’s Investor Relations Department by telephone at (650) 762-7000, by mail to Virgin America Inc., Attention: Investor Relations Department, 555 Airport Boulevard, Burlingame, California 94010, or by going to Virgin America’s Investor Relations page on its corporate website at http://ir.virginamerica.com.

Participants in the Solicitation

Alaska Air Group, Virgin America and certain of their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Virgin America’s stockholders in respect of the merger. Information about Virgin America’s directors and executive officers is available in Virgin America’s proxy statement for its 2016 annual meeting of stockholders filed with the SEC on March 25, 2016. Information concerning Alaska Air Group’s directors and executive officers is available in Alaska Air Group’s proxy statement for its 2016 annual meeting of stockholders filed with the SEC on April 1, 2016. Other information regarding persons who may be deemed participants in the proxy solicitation, including their respective interests by security holdings or otherwise, was set forth in the preliminary proxy statement Virgin America filed with the SEC on April 22, 2016 and may be updated or supplemented in the definitive proxy statement that Virgin America intends to file with the SEC. These documents can be obtained free of charge from the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking information about Alaska Airlines, Virgin America and the proposed transaction. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “likely,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “pro forma,” “seek,” “estimate,” “intend” or “anticipate” or the negative thereof, and may include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of announced transactions and statements about the future performance, operations, products and services of Virgin America and/or Alaska Airlines. Alaska Airlines and Virgin America caution readers not to place undue reliance on these statements. These forward-looking statements are subject to a variety of risks and uncertainties. Consequently, actual results and experience may differ materially from those contained in any forward-looking statements. Such risks and uncertainties include: the failure to obtain Virgin America stockholder approval of the proposed transaction; the possibility that the closing conditions to the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; delay in closing the transaction or the possibility of non-consummation of the transaction; the occurrence of any event that could give rise to termination of the merger agreement; the risk that stockholder litigation in connection with the contemplated transaction may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; risks inherent in the achievement of anticipated synergies and the timing thereof; risks related to the disruption of the transaction to Virgin America and its management; the effect of announcement of the transaction on Virgin America’s ability to retain and hire key personnel and maintain relationships with suppliers and other third parties; labor costs and relations, general economic conditions, increases in operating costs including fuel, inability to meet cost reduction goals, an aircraft accident, and changes in laws and regulations. These risks and others relating to Alaska Airlines and Virgin America are described in greater detail in their respective SEC filings, including (i) as to Alaska Airlines, Alaska Airlines’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as in other documents filed by Alaska Airlines with the SEC after the date thereof, and (ii) as to Virgin America, Virgin America’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as in other documents filed by Virgin America with the SEC after the date thereof. Alaska Airlines and Virgin America make no commitment to revise or update any forward- looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.